Exhibit 10.18
          This TRANSACTION AND ADVISORY FEE AGREEMENT (this “Agreement”) is dated as of January 28, 2011, and is between Scorpio Merger Sub Corporation, a Delaware corporation (“Merger Sub”) (which will merge with and into Polymer Group, Inc., a Delaware corporation (the “Company”)), and Blackstone Management Partners V L.L.C., a Delaware limited liability company (“BMP”).
BACKGROUND
          1. Scorpio Acquisition Corporation, a Delaware corporation (“Parent”), and its subsidiary, Merger Sub, entered into an Agreement and Plan of Merger, dated as of October 4, 2010 (the “Merger Agreement”), in accordance with which Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”).
          2. Pursuant to an equity commitment letter dated October 4, 2010, Blackstone Capital Partners V L.P. (“BCP V”) committed to contribute up to $260 million to the equity capital of Parent in order to enable Parent and Merger Sub to consummate the Merger.
          3. BMP is an affiliate of BCP V which has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company and its business and has facilitated the Merger and certain other related transactions (collectively, the “Transactions”) through its provision of financial and structural analysis, due diligence investigations, other advice and negotiation assistance with all relevant parties to the Transactions. BMP has also provided advice and negotiation assistance with relevant parties in connection with certain financing matters related to the Transactions.
          4. BCP V intends that the Company avail itself, for the term of this Agreement, of BMP’s expertise in providing financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance, which the BCP V believes will be beneficial to the Company, and BMP desires to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.
          5. The rendering by BMP of the services described in this Agreement has been made and will be made on the basis that the Company, as the surviving corporation in the Merger, will pay, or cause to be paid, the fees described below.
          In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENT
          SECTION 1. Transaction and M&A Advisory Fees. In consideration of BMP providing financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance necessary in order to enable the Transactions to be consummated, the Company will pay BMP, concurrently with the closing of the Merger on the date of this Agreement (the “Closing Date”), a non-refundable transaction fee of $8.0 million.
          SECTION 2. Appointment. The Company hereby engages BMP to render the Services (as defined in Section 3(a), below) on the terms and subject to the conditions of this Agreement.

          SECTION 3. Services.
          (a) BMP agrees that until the Termination Date (as defined below) or the earlier termination of its obligations under this Section 3(a) pursuant to Section 4(e) hereof, it will render to the Company, by and through itself and its affiliates and such of their respective officers, employees, representatives, agents and third parties as BMP in its sole discretion may designate from time to time (“Representatives”), monitoring, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (i) advice regarding the structure, distribution and timing of private or public debt or equity offerings and advice regarding relationships with the Company and its subsidiaries’ lenders and bankers, including in relation to the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers or other financial advisors or consultants, (ii) advice regarding the strategy of the Company and its subsidiaries, (iii) advice regarding the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company, (iv) general advice regarding dispositions and/or acquisitions, (v) advice regarding the business of the Company and its subsidiaries, (vi) advice relating to and approving major capital projects and (vii) such other advice directly related to or ancillary to the above financial advisory services as may be reasonably requested by the Company (collectively, the “Services”). BMP will have no obligation to provide any other services to the Company absent an agreement between BMP and the Company over the scope of such other services and the payment therefor.
          (b) It is expressly agreed that the Services to be rendered hereunder will not include investment banking or other financial advisory services which may be provided by BMP or any of its affiliates to the Company, or any of its affiliates, in connection with any specific acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction by the Company or any of its subsidiaries. BMP or one of its affiliates may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the Company or such subsidiary, on the one hand, and BMP or its relevant affiliate, on the other hand. In the absence of an express agreement regarding the provision by BMP or its affiliate of such services and the compensation therefor in connection with any such transaction specified in this Section 3(b), in lieu of being engaged to provide such services on mutually agreeable terms BMP shall be entitled to receive upon consummation of:
          (i) any such acquisition, divestiture, disposition, merger, consolidation, restructuring or recapitalization, a non-refundable and irrevocable fee equal to (x) 1.0% of the aggregate enterprise value of the acquired, divested, merged, consolidated, restructured or recapitalized entity (calculated, on a consolidated basis for such entity, as the sum of (1) the market value of its common equity (or the fair market value thereof if not publicly traded), (2) the value of its preferred stock (at liquidation value), (3) the book value of its minority interests and (4) its aggregate long- and short-term debt, less its cash and cash equivalents (other than any amount of cash deemed to be permanently required in the business)), or (y) if such transaction is structured as an asset purchase or sale, 1.0% of the consideration paid for or received in respect of the assets acquired or disposed of (including the amount of any liabilities assumed by the buyer in the transaction);
          (ii) any such refinancing, a non-refundable and irrevocable fee equal to 1.0% of the aggregate value of the securities subject to such refinancing; and
          (iii) any such issuance, a non-refundable and irrevocable fee equal to 1.0% of the aggregate value of the securities subject to such issuance.

          (c) Without affecting the rights of BMP under Section 3(b) hereof, if the Company or any of its subsidiaries determines that it is advisable for the Company or such subsidiary to hire a financial advisor, consultant, investment banker or any similar advisor in connection with any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction, it will notify BMP of such determination in writing. Promptly thereafter, upon the request of BMP, the parties will negotiate in good faith to agree upon appropriate services, compensation and indemnification in respect of the Company or such subsidiary hiring BMP or one of its affiliates to provide such services. The Company and its subsidiaries may not hire any person, other than BMP or one of its affiliates to perform any such services unless all of the following conditions have been satisfied: (i) the parties are unable to agree upon the terms of the engagement of BMP or its affiliate to render such services after 10 days following receipt by BMP of such written notice; (ii) such other person has a reputation that is at least equal to the reputation of BMP or its affiliate in respect of such services; (iii) five business days have elapsed after the Company or such subsidiary provides a written notice to BMP of its intention to hire such other person, which notice shall identify such other person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided; (iv) the compensation to be paid is not more than the amount (including the amount of any fee to which BMP was entitled in accordance with Section 3(b) above) BMP or its affiliate was willing to accept in the negotiations described above; and (v) the indemnification to be provided to such other person is not more favorable to it than the indemnification that BMP or its affiliate was willing to accept in the negotiations described above.
          SECTION 4. Advisory Fee.
          (a) In consideration of the Services being rendered by BMP in accordance with Section 3(a), the Company will pay, or will cause to be paid, to BMP, in advance of the relevant fiscal year, an annual non-refundable advisory fee (the “Advisory Fee”) equal to the greater of $3.0 million or 2.0% of Consolidated EBITDA (as defined in the Credit Agreement among Parent, Merger Sub, the Company, the other Borrowers from time to time party thereto, Citibank N.A., as Administrative Agent and Collateral Agent, the other agents listed therein and each lender from time to time party thereto, dated as of January 28, 2011 for such fiscal year (such amount to be paid, the “EBITDA Amount”). Subject to Section 4(c), the amount of the Advisory Fee shall be paid based on the Company’s then most current estimate of the projected EBITDA Amount for the fiscal year immediately preceding the date upon which the Advisory Fee is paid.
          (b) The Advisory Fee for the period beginning on the Closing Date and ending December 31, 2011 shall be paid on the closing of the Merger in respect of Services to be rendered during such period, and which shall be an amount equal to $3,000,000 for such period. Thereafter, the Advisory Fee for each subsequent 12-month period shall be paid in advance on the first business day of January in each year, beginning on January 3, 2012.
          (c) Following the availability of audited financial statements for such period, the Company shall recalculate the EBITDA Amount and the Advisory Fee on the basis of such actual results, and based on such recalculation, (A) if the applicable recalculated Advisory Fee is more than the Advisory Fee previously paid by the Company to BMP in respect of such period, the Company shall pay to BMP the difference between such amounts and (B) if the applicable recalculated Advisory Fee is less than the Advisory Fee previously paid by the Company to BMP in respect of such period, then BMP shall pay to the Company the difference between such recalculated Advisory Fee and the Advisory Fee actually received from the Company in respect of such period. Any payment required by the preceding sentence shall be paid by the Company or BMP, as applicable, no later than two business days following the determination of the amount of such payment.
          (d) To the extent the Company cannot pay, or cause to be paid, the Advisory Fee for any reason, including by reason of any prohibition on such payment pursuant to any applicable law or the terms of any debt financing of the Company or their subsidiaries, the payment by the Company or any of its subsidiaries to BMP of the accrued and payable Advisory Fee will be deferred and will be payable immediately on the earlier of (i) the first date on which the payment of such deferred Advisory Fee is no longer prohibited under any contract applicable to the Company or its subsidiaries, as applicable, is otherwise able to make such payment, or cause such payment to be made and (ii) total or partial liquidation, dissolution or winding up of the Company. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Company or its subsidiaries, any forbearance of collection of the Advisory Fee by BMP shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Company or its subsidiaries. Any such forbearance shall be at BMP’s sole option and discretion and shall in no way impair BMP’s right to collect such payments. Any installment of the Advisory Fee not paid on the scheduled due date will bear interest, payable in cash when the underlying installment is paid, at an annual rate of 10%, compounded quarterly, from the date due until paid.
          (e) Notwithstanding anything to the contrary contained in this Agreement, BMP may elect, in its sole discretion by notice to the Company, at any time in connection with or in anticipation of a change of control of the Company, a sale of all or substantially all of the assets of the Company or an initial public offering of the equity of the Company or its successor or any direct or indirect parent entity of the Company (or at any time thereafter) (a “Trigger Event”) to receive, in consideration of BMP’s role in facilitating the same and in settlement of the termination of the Services, (i) any remaining accrued and unpaid Advisory Fees (including interest, if any, payable by the Company under this Agreement and (ii) in addition to any fees owing to BMP in connection with such transaction pursuant to Section 3(b) hereof, a single lump sum non-refundable cash payment (the “Lump Sum Fee”) equal to the then present value (using a discount rate equal to the yield to maturity on the close of business on the business day immediately preceding the date the Lump Sum Fee is payable of the class of outstanding U.S. government bonds having a final maturity closest to the assumed Termination Date described below (the “Discount Rate”)) of all then current and future Advisory Fees payable under this Agreement, assuming the Termination Date is the twelfth anniversary of the date of such election and assuming that the EBITDA Amount continues to grow at the rate it grew (using an assumed 6% benchmark, during the subsequent 12 month periods) ending prior to the payment of such Lump Sum Fee. Promptly after the receipt of such written notice, the Company shall pay the Lump Sum Fee and any accrued and unpaid Advisory Fees (including any applicable interest) to BMP by wire transfer in same-day funds to the bank account or accounts designated by BMP, which payment shall not be refundable under any circumstances. Upon the giving of such notice, the obligation of BMP to provide the Services hereunder, and the obligations of the Company to pay Advisory Fees (except as provided above), will be terminated, but all other provisions of this Agreement will continue unaffected.
          (f) To the extent the Company does not pay, or cause to be paid, any portion of the Lump Sum Fee by reason of any prohibition on such payment pursuant to any applicable law, the terms of any agreement or indenture governing indebtedness of the Company or its subsidiaries, any unpaid portion of the Lump Sum Fee shall be paid to BMP immediately on the earlier of (i) the first date on which the payment of such unpaid amount is no longer prohibited under any such agreement or indenture applicable to the Company and the Company or its subsidiaries, as applicable, is otherwise able to make such payment, or cause such payment to be made and (ii) total or partial liquidation, dissolution or winding up of the Company. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Company or its subsidiaries, any forbearance of collection of the Lump Sum Fee by BMP shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Company or its subsidiaries. Any such forbearance shall be at BMP’s sole option and discretion and shall in no way impair BMP’s right to collect such payments. Any portion of the Lump Sum Fee not paid on the scheduled due date shall bear interest at an annual rate equal to 10% per annum, compounded quarterly, from the date due until paid.
          SECTION 5. Reimbursements. In addition to the fees payable pursuant to this Agreement, the Company will pay, or cause to be paid, directly, or reimburse BMP and its affiliates for, their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket costs and expenses incurred by BMP and its affiliates in connection with the Transactions and the Services or other services provided by them under this Agreement (including prior to the Closing (as defined in the Merger Agreement)), or otherwise incurred by BCP V or its affiliates from time to time in the future in connection with their ownership (such as complying with reporting requirements of the Securities and Exchange Commission) or subsequent direct or indirect sale or transfer of capital stock of the Company or its successor, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including, without limitation, independent accountants, outside legal counsel or consultants, retained by BMP or any of its affiliates, (b) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by BMP or any of its affiliates, and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with BMP or its affiliates’ ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds promptly upon or as soon as practicable following request for payment or reimbursement in accordance with this Agreement, to the bank account indicated to the Company by the relevant payee.
          SECTION 6. Indemnification. The Company will indemnify and hold harmless BMP, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all actions, suits, investigations, losses, claims, damages and liabilities, including, without limitation, in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Transactions, the Services or other services contemplated by this Agreement or the engagement of BMP pursuant to, and the performance by BMP of the Services or other services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability, without future obligation or prohibition on the part of the Indemnified Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Indemnified Party. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted solely from the gross negligence or willful misconduct of such Indemnified Party.
          The rights of an Indemnified Party to indemnification hereunder will be in addition to any other rights and remedies any such person may have under any other agreement or instrument to which each Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under any law or regulation.
          SECTION 7. Accuracy of Information. The Company shall furnish or cause to be furnished to BMP such information as BMP believes reasonably appropriate to rendering the Services and other services contemplated by this Agreement and to comply with the Securities and Exchange Commission or other legal requirements relating to the beneficial ownership by BMP or its affiliates and their respective members, officers and employees of equity securities of the Company (all such information so furnished, the “Information”). The Company recognizes and confirms that BMP (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services and other services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.
          SECTION 8. Term. This Agreement will become effective as of the Closing Date and (except as otherwise provided herein) will continue until the “Termination Date,” which is the earlier of (i) the twelfth anniversary of the date hereof and (ii) such earlier date as the Company and BMP may mutually agree upon in writing; provided, that (x) the occurrence of the Termination Date will not affect the obligations of the Company to pay, or cause to be paid, any amounts accrued but not yet paid as of such date, (y) Section 5 hereof will remain in effect after the Termination Date with respect to Out-of-Pocket Expenses that were incurred prior to or within a reasonable period of time after the Termination Date, but which have not been paid to BMP or its affiliates in accordance with Section 5 hereof, and (z) the provisions of Sections 4(d), 4(f), 6, 7, 8, 9 and 10 hereof will survive after the Termination Date. The Advisory Fee will accrue and be payable with respect to the entire fiscal year of the Company in which the Termination Date occurs, except as otherwise provided in Section 4(e).
          SECTION 9. Disclaimer, Opportunities, Release and Limitation of Liability.
          (a) Disclaimer; Standard of Care. BMP makes no representations or warranties, express or implied, in respect of the Services to be provided hereunder. In no event shall BMP or any Indemnified Party be liable to the Company or any of its affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of BMP as determined by a final, non-appealable determination of a court of competent jurisdiction.
          (b) Freedom to Pursue Opportunities. In recognition of the fact that BMP and its affiliates (i) currently have, and will in the future have or will consider acquiring, investments in other enterprises that engage or may engage in the same or similar activities or lines of business as the Company or which the Company may be interested in acquiring (collectively, “Competing Activities”), (ii) may serve as an advisor, a director or in some other capacity in connection with one or more Competing Activities, and (iii) and in further recognition of the fact that BMP and its affiliates have myriad duties to various investors and partners, and in further recognition of the benefits to be derived by the Company hereunder and the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 9(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve BMP and its affiliates. Except as BMP may otherwise agree in writing after the date hereof:
          (i) BMP and its affiliates shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries); (B) to directly or indirectly do business with any client or customer of the Company and its subsidiaries; (C) to take any other action that BMP believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 9(b); and (D) not to present potential transactions, matters or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for themselves, and to direct any such opportunity to another person.
          (ii) BMP and its affiliates shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its affiliates or to refrain from any actions specified in Section 9(b)(i) hereof, and the Company, on its own behalf and on behalf of its affiliates, hereby irrevocably waives any right to require BMP or any of its affiliates to act in a manner inconsistent with the provisions of this Section 9(b).
          (iii) Neither BMP nor any of its affiliates shall be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 9(b) or of any such person’s participation therein.
          (c) Release. The Company hereby irrevocably and unconditionally releases and forever discharges BMP and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives from any and all liabilities, claims and causes of action related to, arising out of or in connection with the Transactions, the Services or other services contemplated by this Agreement or the engagement of BMP pursuant to, and the performance by BMP of the Services or other services contemplated by, this Agreement that the Company may have, or may claim to have, on or after the date hereof, or otherwise as a result of engaging in Competing Activities, except with respect to any act or omission that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction.
          (d) Limitation of Liability. In no event will BMP or any Indemnified Party be liable to the Company or any of its affiliates (i) for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), related to, arising out of or in connection with the Transactions, the Services or other services contemplated by this Agreement or the engagement of BMP pursuant to, and the performance by BMP of the Services or other services contemplated by, this Agreement, or otherwise as a result of engaging in Competing Activities, that the Company may have, or may claim to have, on or after the date hereof, except with respect to any act or omission that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction or (ii) for an amount in excess of the fees actually received by BMP hereunder.

          SECTION 10. Miscellaneous.
          (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.
          (b) Any notices or other communications required or permitted hereunder shall be made in writing and will be sufficiently given if delivered personally or sent by facsimile with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:
          if to BMP:
c/o Blackstone Capital Partners V L.P.
345 Park Avenue
New York, New York 10154
Attention: Chinh E. Chu
Facsimile: (212) 583-5722
          if to the Company:
Polymer Group, Inc.
9335 Harris Corners Parkway, Suite 300
Charlotte, NC 28269
Attention: General Counsel
Facsimile: (704) 697-5120
Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile with confirmed receipt, and (ii) one business day after being sent by overnight courier.
          (c) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.
          (d) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.
          (e) Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery sitting in Wilmington, Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before the above-named court nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than the above-named court whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of the above-named court in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10(b) hereof is reasonably calculated to give actual notice.
          (f) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of BMP; provided, however, that BMP may assign or transfer its duties or interests hereunder to any of its affiliates at the sole discretion of BMP. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that BMP and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives are intended to be third-party beneficiaries under Section 6 hereof.
          (g) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.
          (h) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
          (i) Each payment made by the Company pursuant to this Agreement shall be paid by wire transfer of immediately available federal funds to such account or accounts as specified by BMP to the Company prior to such payment.
[Signature page follows]

          IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Transaction and Advisory Fee Agreement as of the date first written above.

BLACKSTONE MANAGEMENT PARTNERS V L.L.C.
By:	/s/ Chinh E. Chu
Name:
Title:

SCORPIO MERGER SUB CORPORATION
By:	/s/ Jason Giordano
Name:
Title: